                                                                    EXHIBIT 3.18

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                         NON-EXCLUSIVE LICENSE AGREEMENT

     This Non-exclusive License Agreement (the "Agreement"), effective as of November 30, 2001 (the "Effective Date"), is entered into by and between XOMA Ireland Limited ("XOMA"), an Irish company having offices located at Shannon Airport House, Shannon, County Clare, Ireland, and Viventia Biotech Inc. ("VIVENTIA"), a Canadian corporation having offices located at 10 Four Seasons Place, Suite 510, Toronto, Ontario, Canada M9B 6H7.

                                   BACKGROUND

     A. XOMA is the owner of certain Patent Rights and Know-How (as such terms are defined below) and VIVENTIA wishes to acquire a non-exclusive license under the Patent Rights and Know-How; and

     B. XOMA is willing to grant VIVENTIA such a non-exclusive license, on the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter recited, the parties agree as follows:


ARTICLE 1 -- DEFINITIONS

     In this Agreement, the following terms shall have the meanings set forth in this Article.

     1.1 "Affiliate" means any corporation or other entity which is directly or indirectly controlling, controlled by or under common control with a party hereto. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors.

     1.2 "BLA" means a Biologics License Application (or, if applicable, a Product License Application), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding U.S. or foreign application, registration or certification.

     1.3. "Confidential Information" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is designated as "Confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within thirty (30) days by the disclosing party.

     1.4 "Field" shall mean the treatment or prophylaxis of a human or animal disease state or condition and shall exclude Phage Display.

     1.5 "Immunoglobulin" means any molecule that has an amino acid sequence by virtue of which it specifically interacts with an antigen and wherein any chains of the molecule contain a functionally operating region of an antibody variable region including, without limitation, any naturally occurring or recombinant form of such a molecule.

     1.6 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

     1.7 "Know-How" means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols owned by XOMA as of the Effective Date which may be necessary for the practice of the Patent Rights, which XOMA has the right to license, and which have been transmitted to VIVENTIA. Know-How shall not include the Patent Rights. All Know-How shall be Confidential Information of XOMA.

     1.8 "Licensed Product" will mean any product within the scope of a Valid Claim or produced using any method within the scope of a Valid Claim, or which incorporates or is made using any Know-How, provided however, that the term Licensed Product shall not include Phage Display Materials or any Product which is discovered, isolated, characterized or produced by the use of Phage Display.

     1.9 "Licensed Technology" means the Patent Rights and Know-How.

     1.10 "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding U.S. or foreign application, registration or certification.

     1.11 "Net Sales" shall mean revenues received by VIVENTIA or its Affiliates, as follows: the invoice price of Licensed Products sold by VIVENTIA or its marketing partner(s) to third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the fair market value of all other consideration received by VIVENTIA or its marketing partner(s) in respect of Licensed Products, whether such consideration is in cash, payment in kind, exchange or another form, but shall not include any payments received for reimbursement of research expenses, including but not limited to the conduct of clinical trials, or for the purchase of debt or equity of VIVENTIA. In the case of pharmacy incentive programs, hospital performance incentive program chargebacks and/or similar programs or discounts on "bundles" of products, VIVENTIA may, with notice to XOMA, discount the bona fide list price of a Licensed Product by the average percentage discount of all VIVENTIA products in a particular "bundle," calculated as follows:

        [          ]                             [   ]
        [     ]                         [   ]    [   ]     [   ]     [         ]
        [             ]

[



              ] If a Licensed Product is not sold separately and no bona fide list price exists for such Licensed Product, the parties shall negotiate in good faith an imputed bona fide list price for such Licensed Product.

     1.12 "Patent Rights" shall mean the patent applications and patents listed on Exhibit A hereto and all divisions, continuations, continuations-in-part, and substitutions thereof; all foreign patent applications corresponding to the preceding applications or directly or indirectly claiming priority to or from any of the forgoing; and all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

     1.13 "Phage Display" means the use of Phage Display Materials.

     1.14 "Phage Display Materials" means (i) any collection or library of polynucleotide sequences which encodes at least one polypeptide and which is contained in filamentous bacteriophage and/or bacteriophage or phagmid cloning vectors capable of propagation in bacteria; or (ii) any collection of library of bacteriophage wherein a polypeptide is expressed as a fusion protein comprising the polypeptide and an outer surface polypeptide of a bacteriophage. For the avoidance of doubt, Phage Display Materials shall include any such materials wherein the polypeptide in an Immunoglobulin.

     1.15 "Phase II" or "Phase III" shall mean a Phase II or Phase III clinical trial as prescribed by applicable FDA regulations, or corresponding regulations of any comparable entity.

     1.16 "Product" means any composition of matter or article of manufacture, including, without limitation any diagnostic, prophylactic or therapeutic product, which was discovered or created by or arose out of or is related to use of Licensed Materials, and is made or sold under conditions which, if unlicensed, would constitute infringement of the XOMA Patent Rights.

     1.17 "Third Party" means any person or entity other than VIVENTIA or XOMA.

     1.18 "Valid Claim" means (i) a claim of an issued and unexpired patent included within the Patent Rights which claim has not been held invalid in a final decision of a court of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (ii) a claim of a published patent application within the Patent Rights.


ARTICLE 2 -- LICENSE

     2.1 Grant. Subject to the terms and conditions of this Agreement, XOMA hereby grants to VIVENTIA a non-exclusive, non-transferable, worldwide license under the Licensed Technology, without the right to grant sublicenses, to make, have made, use, import, offer for sale and sell Licensed Products for use in the Field, provided that VIVENTIA shall have the right to grant one sublicense in each country to a marketing partner for sale of Licensed Products for use in the field.

     2.2 No Implied Rights. Only the rights and licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No license or other rights shall be deemed to have been granted to VIVENTIA other than as expressly provided for in this Agreement. For the avoidance of doubt, the license grants pursuant to Section 2.1 do not include, and expressly exclude, the following:

     (a) any right or license to engage in or cause any Third Party to engage in Phage Display or to use any Phage Display Materials to identify, select, characterize, study or test a polypeptide, including but not limited to an Immunoglobulin;

     (b) any right or license to engage in any Phage Display activities on behalf of or in collaboration with any Third Party;

     (c) any right or license under the XOMA Patent Rights to commercialize any Product based upon or derived from use of Phage Display Materials or Phage Display;

     (d) any right or license under the XOMA Patent Rights to sell, lease, license, transfer or dispose of the ownership or possession of any Phage Display Materials; and

     (e) any right to release any Third Party from any claim of infringement under the XOMA Patent Rights.

     2.3 Delivery of Know-How. Within thirty (30) days following receipt by XOMA of VIVENTIA's payment of the access fee under Section 3.1 of this Agreement, XOMA shall deliver to VIVENTIA the Know-How listed on Exhibit B hereto.

     2.4 Ownership; Enforcement. At all times XOMA will retain ownership of the [ OMA Patent Rights and may use and commercialize the [ OMA Patent Rights itself or with any Third Party for any purpose whatsoever. XOMA retains the right, at its sole discretion, to enforce, maintain and otherwise protect the XOMA Patent Rights. Within thirty (30) days of the Effective Date, and at all times thereafter during the term of this Agreement, VIVENTIA shall give XOMA prompt notice in writing of all information or facts in its possession which identify or are reasonably likely to lead to the identification of any unauthorized use of the XOMA Patent Rights, including without limitation the conduct of any activities outside of the scope of the license grants pursuant to Section 2.1. VIVENTIA, at XOMA's expense, shall cooperate with XOMA's reasonable written demands to VIVENTIA with respect to any actions XOMA may choose to take related to the enforcement, maintenance or protection of the XOMA Patent Rights.

     2.5 Oppositions and/or Appeals. VIVENTIA hereby agrees not to enter into any opposition to and/or appeal from any decision by the patent authorities of any country on the XOMA Patent Rights, and shall not assist or otherwise cooperate with another party in any such opposition or appeal.


ARTICLE 3 -- CONSIDERATION

     3.1 Access Fee. VIVENTIA shall pay XOMA by wire transfer a technology access fee of [
            ] in two (2) payments as follows: [
                       ] will be paid to XOMA within ten (10) days after
the receipt by VIVENTIA of one fully executed copy of this Agreement, and [
                                         ] will be paid to XOMA on or
before the first anniversary of the receipt by VIVENTIA of the copy of the Agreement. Technology transfer is included in the access fee and includes up to two person-days of XOMA scientific staff time during the first twelve months of the term of this Agreement. Thereafter, VIVENTIA will be able to consult with
XOMA scientific staff at $[    ]/person-day (based on an eight hour day) beyond
the two person-days. The cost of all reasonable travel-related expenses, including travel-related expenses for the first two person-days, will be fully reimbursed to XOMA by VIVENTIA.

     3.2 Milestone Payments. Within thirty (30) days following the achievement by VIVENTIA of the following milestones with respect to each Licensed Product, VIVENTIA shall pay to XOMA the applicable payments below:

        Event                                                                  Payment
        -----                                                                  -------
        Initiation of a first [                   ]                            [             ]
        Initiation of a first [                          ]                     [           ]
        Regulatory approval [          ] for marketing                         [           ]




     3.3 Royalties.

     (a) VIVENTIA shall pay to XOMA a royalty of [             ] percent
([  ]%) on all Net Sales of Licensed Products.

     (b) VIVENTIA shall receive a credit for royalties it pays to third parties on account of Licensed Products on a country-by-country basis against royalties due to XOMA pursuant to this Agreement; provided, however, that in no event shall royalties due to XOMA with respect to Licensed Products be reduced to less
than [                ] percent ([  ]%) in any country.

     (c) The foregoing royalty rates shall be reduced by [    ] percent ([  ]%)
with respect to Licensed Products which are not within the scope of a Valid Claim in the country of sale.

     3.4 One Royalty. No more than one royalty payment shall be due hereunder with respect to a sale of a particular Licensed Product. No multiple royalties shall be payable because any Licensed Product or its manufacture, sale or use is covered by more than one Valid Claim.

     3.5 Royalty Term. Royalties due under this Article 3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis from the first commercial sale of such Licensed Product until the expiration of the last-to-expire Patent Right in such country with respect to which a Valid Claim covers the manufacture, use, sale, offer for sale, import or export of such Licensed Product, or until the tenth anniversary of the first commercial sale of a particular Licensed Product in such country, whichever is later.


ARTICLE 4 -- PAYMENTS; REPORTS AND RECORDS

     4.1 Payments; Currency. All payments due hereunder shall be paid by wire transfer in United States dollars in immediately available funds to an account designated by XOMA. If any currency conversion shall be required in connection with the payment of any royalties hereunder, such conversion shall be made by using the exchange rate for the purchase of U.S. dollars quoted in the U.S. version of the Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate.

     4.2 Royalty Reports and Payments. After the first commercial sale of a Licensed Product on which royalties are required to be paid hereunder, VIVENTIA shall make quarterly written reports to XOMA within sixty (60) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Licensed Product sold during the calendar quarter. XOMA shall treat all such reports as Confidential Information of VIVENTIA. Concurrently with the making of such reports, VIVENTIA shall pay XOMA the royalties specified in Section 3.3 hereof.

     4.3 Records; Inspection. VIVENTIA shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of VIVENTIA for at least three (3) years following the end of the calendar quarter to which they pertain and will be available for inspection during such period by a representative of XOMA for the purpose of verifying the royalty reports and payments. Such inspections shall be made during ordinary business hours. The representative may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.3 shall be at the expense of XOMA, unless an underpayment exceeding [ ] percent ([ ]%) of the amount stated for the full period covered by the inspection is identified, in which case all out-of-pocket costs relating to the inspection will be paid immediately by VIVENTIA. Any underpayments or unpaid amounts discovered by such inspections or otherwise will be paid immediately by VIVENTIA, with interest from the date(s) such amount(s) were due at the prime rate reported by the Bank of America plus two percent (2%).


ARTICLE 5 -- DILIGENCE

     5.1 Reasonable Efforts. VIVENTIA agrees to use reasonable efforts consistent with its prudent business judgment to diligently develop and commercialize the Patent Rights and obtain such approvals as may be necessary for the sale of the Licensed Products in the United States and such other worldwide markets as VIVENTIA elects to commercialize the Licensed Products.

     5.2 Reports to XOMA. During the term of this Agreement, VIVENTIA shall keep XOMA reasonably informed of its activities subject to this Agreement, including without limitation, the achievement of the milestones set forth in Section 3.2 for the commercialization of each Licensed Product, and within thirty (30) days following November 30 of each year shall provide XOMA with a written report indicating the current status of each program involving a Licensed Product. When the registration package requesting approval for commercial sale of each Licensed Product is first filed in each of the U.S., Europe and Japan, and in each case when approval is received therefor, VIVENTIA will promptly notify XOMA. VIVENTIA shall notify XOMA within thirty (30) days after the first commercial sale of each Licensed Product.

ARTICLE 6 -- CONFIDENTIALITY

     6.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential
Information:

     (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

     (d) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

     6.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations or conducting clinical trials; provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and will use its reasonable best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

     6.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party's accountants, attorneys and other professional advisors.

     6.4 Agreement Announcement. The parties hereby agree that the consummation of this Agreement shall be deemed to be in the public domain and may be announced or otherwise referred to by the parties as they deem appropriate.

ARTICLE 7 -- REPRESENTATIONS AND WARRANTIES

     7.1 Representations and Warranties. XOMA represents and warrants that: (a) it is the sole and exclusive owner of all right, title and interest in the Patent Rights; and (b) it has the right to grant the license granted herein.

     7.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

     (a) A warranty or representation by XOMA as to the validity or scope of any claim or patent within the Patent Rights;

     (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

     (c) An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights or misappropriation of any Know-How; or

     (d) Granting by implication, estoppel, or otherwise (except as expressly set forth herein) any licenses or rights under patents or other rights of XOMA or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

     7.3 No Warranties. EXCEPT AS PROVIDED IN SECTION 7.1 ABOVE XOMA GRANTS NO WARRANTIES WITH RESPECT TO THE LICENSED TECHNOLOGY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND XOMA SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.


ARTICLE 8 -- INDEMNIFICATION

     VIVENTIA agrees to indemnify, defend and hold XOMA and its directors, officers, employees and agents harmless from and against any and all third party liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a "Liability") arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of Licensed Products, whether based on breach of warranty, negligence, product liability or otherwise,
(ii) the exercise of any right granted to VIVENTIA pursuant to this Agreement, or (iii) any breach of this Agreement by VIVENTIA, except to the extent, in each case, that such Liability is caused by the negligence or willful misconduct of XOMA, or (b) breach by XOMA as determined by a court of competent jurisdiction.

ARTICLE 9 -- TERM AND TERMINATION

     9.1 Term. The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Patent Rights, or the tenth anniversary of the first commercial sale of a Licensed Product, whichever is later, unless earlier terminated in accordance with this Article 9.

     9.2 Termination for Cause. Either party may terminate this Agreement in the event the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party. The parties hereby agree that a breach of Section 2.5 is considered to be a material breach of this Agreement. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) days and, unless payment is made within such period, the termination shall become effective at the end of such period.

     9.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     9.4 Effect of Termination.

     (a) Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

     (b) Return of Confidential Information. Upon any termination of this Agreement, VIVENTIA and XOMA shall promptly return to the other party all Confidential Information, including without limitation, any Know-How received from the other party (except XOMA may retain copies of any reports or records referred to in Article 4 or 5).

     (c) Stock on Hand. In the event this Agreement is terminated for any reason, VIVENTIA shall have the right to sell or otherwise dispose of the stock of any Licensed Product then on hand until six (6) months after such termination, subject to Articles 3 and 4 and the other applicable terms of this Agreement.

     (d) Licenses. All licenses granted hereunder shall terminate upon the termination of this Agreement.

     9.5 Survival. Sections 9.4 and 9.5, and Articles 4, 6, 7, 8 and 10 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

     9.6 Contested Validity. If VIVENTIA or any of its Affiliates attacks, contests or otherwise disparages or assists another in attacking, contesting or otherwise disparaging the validity of any of the Patent Rights licensed hereunder in any proceeding in any court of competent jurisdiction, including any patent opposition or appeal proceeding involving or relating to the Patent Rights, XOMA shall have the right to terminate this Agreement by written notice.


ARTICLE 10 -- MISCELLANEOUS PROVISIONS

     10.1 Governing Law. This Agreement shall be construed in accordance with the laws of Canada, the State of California and/or the United States of America which are applicable to contracts negotiated, executed and performed within the State of California in the United States of America. In addition, the parties agree to comply with all applicable laws, rules and regulations of Canada, California and the United States of America, including all export and import laws, and to do nothing to cause XOMA or VIVENTIA to violate any such laws, rules and/or regulations.


     10.2 Assignment. VIVENTIA may not transfer or assign this Agreement or any of VIVENTIA's rights hereunder without the prior written consent of XOMA, such consent not to be unreasonably withheld, provided that VIVENTIA may assign this Agreement to an Affiliate or a purchaser of VIVENTIA or the business unit of VIVENTIA to which this Agreement pertains without consent of XOMA, which consent will not be unreasonably withheld. Any such attempted transfer or assignment shall be void. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     10.3 Waiver. No waiver of any rights shall be effective unless consented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

     10.4 Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision.

         10.5 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, and shall be effective upon receipt at the respective address specified below, or such other address as may be specified in writing to the other parties hereto:


                LICENSEE:               Vice President, Corporate Development
                                        Viventia Biotech Inc.
                                        10 Four Seasons Place, Suite 501
                                        Toronto, Ontario
                                        Canada M9B 6H7

                With a copy to:         Chief Financial Officer

                XOMA:                   XOMA Ireland Limited
                                        Shannon Airport House
                                        Shannon, County Clare
                                        Ireland

                With a copy to:         Christopher J. Margolin
                                        Vice President, General Counsel
                                        and Secretary
                                        XOMA (US) LLC
                                        2910 Seventh Street
                                        Berkeley, CA  94710

     10.6 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute XOMA or VIVENTIA as partners or joint venturers with respect to this Agreement. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

     10.7 Patent Marking. VIVENTIA agrees to mark all Licensed Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

     10.8 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement. VIVENTIA shall be responsible, at its expense, for making any required registrations or filings with respect to this Agreement and obtaining any necessary governmental approvals with respect hereto.


     10.9 Use of Name. Except as provided in Section 6.4, neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

     10.10 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

     10.11 Entire Agreement; Amendment. This Agreement constitutes the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the parties.

     IN WITNESS WHEREOF, XOMA and VIVENTIA have executed this Agreement in duplicate originals by duly authorized officers.

VIVENTIA BIOTECH INC.                                XOMA IRELAND LIMITED

By:    /s/ Anthony Schincariol                       By:    /s/ Alan Kane
       -------------------------------------                -------------------------------------
       Anthony Schincariol, Ph.D.                           Alan Kane, Director
       President & CEO                                      duly authorized on behalf of
       Viventia Biotech Inc.                                XOMA Ireland Limited in the
                                                            presence of the following witness:

Date:  November 26, 2001
       -------------------------------------

       /s/ Nick Glover                                      /s/ Brian Cunnea
       -------------------------------------                -------------------------------------
       Nick Glover, Ph.D.                                   Solicitor
       Vice-President, Corporate Development
       Viventia Biotech Inc.

Date:  November 26, 2001                             Date:  November 29, 2001
       -------------------------------------                -------------------------------------

    CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT.
                  CONFIDENTIAL PROVISIONS HAVE BEEN OBSCURED.

                                    EXHIBIT A
                                  Patent Rights

Title:      Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and
            Use

Inventors:  Robinson, Liu, Horwitz, Wall, Better


1) Based on PCT/US86/02269, which is a continuation-in-part of U.S. Serial No. 06/793,980 filed November 1, 1985 (abandoned).

         COUNTRY                          SERIAL NO.                 PATENT NO.
         -------                          ----------                 ----------
         *United States                   06/793,980
         Australia                        65981/86                   Issued  606,320
         Canada                           521,909                    Abandoned
         Denmark                          3385/87                    Pending
         Taiwan                           75105650                   Issued  51922
         *United States                   06/086,266

2)      Based on PCT/US88/02514, which corresponds to U.S. Serial
        No. 07/077,528, which is a continuation-in-part of 06/086,266 (abandoned), which is a continuation-in-part of U.S. Serial No. 06/793,980 (abandoned).

        COUNTRY                              SERIAL NO.                         PATENT NO.
        -------                              ----------                         ----------
        Australia                            23244/88                           Issued   632,462
        Austria                              EP 88907510.7                      Granted EP/0371998
        Belgium                              EP 88907510.7                      Granted EP/0371998
        Canada                               572,398                            Pending
        Denmark                              192/90                             Pending
        Europe                               EP 88907510.7                      Granted EP/0371998
        Europe                               EP 95119798.7                      Allowed (divisional)
        France                               EP 88907510.7                      Granted EP/0371998
        Germany                              EP 88907510.7                      Granted EP/0371998
        Italy                                EP 88907510.7                      Granted EP/0371998
        Japan                                506481/88                          Granted 2991720
        Luxembourg                           EP 88907510.7                      Granted EP/0371998
        Netherlands                          EP 88907510.7                      Granted EP/0371998
        Sweden                               EP 88907510.7                      Granted EP/0371998
        Switzerland/
        Liechtenstein                        EP 88907510.7                      Granted EP/0371998
        United Kingdom                       EP 88907510.7                      Granted EP/0371998
        Europe                               EP 93100041.8                      Granted EP/0550400
        Austria                              EP 93100041.8                      Granted EP/0550400
        Belgium                              EP 93100041.8                      Granted EP/0550400
        France                               EP 93100041.8                      Granted EP/0550400
        Germany                              EP 93100041.8                      Granted EP/0550400
        Italy                                EP 93100041.8                      Granted EP/0550400
        Luxembourg                           EP 93100041.8                      Granted EP/0550400
        Netherlands                          EP 93100041.8                      Granted EP/0550400
        Sweden                               EP 93100041.8                      Granted EP/0550400
        Switzerland/
        Liechtenstein                        EP 93100041.8                      Granted EP/0550400


        COUNTRY                              SERIAL NO.                         PATENT NO.
        -------                              ----------                         ----------
        United Kingdom                       EP 93100041.8                      Granted EP/0550400
        *United States                       07/077,528

*Cases abandoned in favor of a continuing application.

3) Based on U.S. Serial No. 07/501,092 filed March 29, 1990, which is a continuation-in-part of U.S. Serial No. 07/077,528 (Modular Assembly of Antibody Genes, Antibodies Prepared Thereby and Use; Robinson, Liu, Horwitz, Wall, Better) and of U.S. Serial No. 07/142,039 (Novel Plasmid Vector with Pectate Lyase Signal Sequence; Lei, Wilcox).

        COUNTRY                              SERIAL NO.                         PATENT NO.
        -------                              ----------                         ----------
        *United States                       07/501,092
        *United States                       07/987,555
        *United States                       07/870,404
        *United States                       08/020,671
        United States                        08/235,225                         5,618,920
        United States                        08/299,085                         5,595,898
        United States                        08/357,234                         5,576,195
        United States                        08/472,696                         5,846,818
        United States                        08/472,691                         Allowed
        United States                        08/467,140                         5,698,435
        United States                        08/450,731                         5,693,493
        United States                        08/466,203                         5,698,417


Title: AraB Promoters and Method of Producing Polypeptides, Including Cecropins, by Microbiological Techniques

Inventors:  Lai, Lee, Lin, Ray, Wilcox

         Based on PCT/US86/00131, which is a continuation-in-part of U.S. Serial No. 06/695,309 filed January 28, 1985 (abandoned).

         COUNTRY                              SERIAL NO.                        PATENT NO.
         -------                              ----------                        ----------
         Austria                              EP 86900983.7                     Granted EP/0211047
         Belgium                              EP 86900983.7                     Granted EP/0211047
         Europe                               EP 86900983.7                     Granted EP/0211047
         Finland                              863891                            Granted 94774
         France                               EP 86900983.7                     Granted EP/0211047
         Germany                              EP 86900983.7                     Granted P3689598.9-08
         Italy                                EP 86900983.7                     Granted EP/0211047
         Japan                                500818/86                         Granted 2095930
         Japan                                094753/94                         Granted 2121896
         Luxembourg                           EP 86900983.7                     Granted EP/0211047
         Netherlands                          EP 86900983.7                     Granted EP/0211047
         Norway                               863806                            Granted 175870
         Sweden                               EP 86900983.7                     Granted EP/0211047
         Switzerland/
         Liechtenstein                        EP 86900983.7                     Granted EP/0211047
         United Kingdom                       EP 86900983.7                     Granted EP/0211047

         COUNTRY                              SERIAL NO.                        PATENT NO.
         -------                              ----------                        ----------
         *United States                       06/695,309
         *United States                       06/797,472
         United States                        07/474,304                        Granted 5,028,530

*Cases abandoned in favor of a continuing application.


Title:      Novel Plasmid Vector with Pectate Lyase Signal Sequence

Inventors:  Lei, Wilcox

        Based on U.S. Serial No. 07/142,039 filed January 11, 1988 and PCT/US89/00077.

        COUNTRY                              SERIAL NO.                         PATENT NO.
        -------                              ----------                         ----------
        Australia                            29377/89                           Issued/627443
        Canada                               587,885                            1,338,807
        Europe                               EP 89901763.6                      Granted EP/0396 612
        Austria                              EP 89901763.6                      Granted EP/0396 612
        Belgium                              EP 89901763.6                      Granted EP/0396 612
        France                               EP 89901763.6                      Granted EP/0396 612
        Germany                              EP 89901763.6                      Granted EP/0396 612
        Italy                                EP 89901763.6                      Granted EP/0396 612
        Luxembourg                           EP 89901763.6                      Granted EP/0396 612
        Netherlands                          EP 89901763.6                      Granted EP/0396 612
        Sweden                               EP 89901763.6                      Granted EP/0396 612
        Switzerland/
        Liechtenstein                        EP 89901763.6                      Granted EP/0396 612
        United Kingdom                       EP 89901763.6                      Granted EP/0396 612
        Japan                                501661/89                          Granted 2980626
        *United States                       07/142,039

 *Cases abandoned in favor of a continuing application.

                                    EXHIBIT B

                           Delivery of Know-How (2.3)



1.   Plasmid DNA

2.   Plasmid Maps

3.   Expression Strain

4. Lab-Scale Production (including, but not limited to, recombinant immunotoxin production Know-How)

5. Fermentation Production (including, but not limited to, recombinant immunotoxin production Know-How)